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Exhibit 99.1
                                       CONTACT:   Stephen Yates
                                                  Predictive Systems, Inc.
                                                  212-659-3713





                  PREDICTIVE SYSTEMS NAMES SHAWN D. KRELOFF AS
           EXECUTIVE VICE PRESIDENT OF SALES AND BUSINESS DEVELOPMENT

         New York, NY - Predictive Systems (NASDAQ: PRDS), a leading network infrastructure and security consulting firm, today announced that it has named Shawn D. Kreloff as Executive Vice President of Sales and Business Development. His responsibilities include overall sales management, alliance management, marketing and corporate development activities.

         "We believe adding Shawn to the executive team creates a tremendous opportunity to expand our service offerings and presence in a variety of markets," said Andrew Zimmerman, Chief Executive Officer of Predictive Systems. "His depth and breadth of expertise creates an invaluable addition to our company. He understands what it takes to build, manage, and operate a network and security consulting business."

         Mr. Kreloff was a pioneer in networking and security technology. He was employed at Credit Suisse First Boston from 1987 to 1994 and served as the VP of Global Network Services. Under his leadership, CSFB was one of the earliest adopters of Cisco technology on a large global scale.

         From 1994 to 1996, Mr. Kreloff was Director of Operations and VP Business Development for Bertelsmann, AG Corporate IS. He assisted in the engineering and negotiations with AOL in the creation of AOL Europe's network, MediaWays. Also, he assisted Bertelsmann with the centralization of their voice and data networks, saving millions of dollars for its business units.

         In 1996, he co-founded and was Chairman and CEO of Gray Peak Technologies, Inc. Gray Peak was a network consulting firm that provided high-end consulting services to telecommunications, financial, and other Fortune 1000 companies. Gray Peak grew from five to nearly 300 consultants in 16 months. Gray Peak was sold to USWeb in 1998 for over $100 million.

         In 1999, Mr. Kreloff co-founded and served as EVP of Business Development of Opus360, an enterprise software and services company focused on IT services organizations. Opus360 grew rapidly and went public in March 2000 only sixteen months after it was founded. Opus360 merged with Artemis Software in 2001.

         For the past year, Mr. Kreloff had been an advisor for and an investor in a number of software and technical consulting companies including two security software/consulting firms.

         Mr. Kreloff earned a B.S. in Operations Research in 1984 from Syracuse University.



         About Predictive Systems


         Predictive Systems, Inc. (NASDAQ: PRDS) is a leading consulting firm focused on building, optimizing, and securing high-performance infrastructures to increase operational efficiency, mitigate risk, and empower the business initiatives of Fortune 1000 companies, federal government agencies and state and local governments. The firm's Global Integrity Services unit provides professional information security consulting and managed security services to protect the critical assets of its clients. Predictive Systems' BusinessFirst(TM) approach maps technology solutions to business goals, and delivers measurable results. Headquartered in New York City, Predictive Systems has regional offices throughout the United States. Internationally, it has offices in Germany, the Netherlands, and the UK. For additional information, please contact Predictive Systems at 800-770-4958 or visit www.predictive.com.

         Predictive Systems, the Predictive Systems logo, BusinessFirst, and Global Integrity are trademarks or registered trademarks of Predictive Systems, Inc. All other brands or product names are trademarks or registered trademarks of their respective companies.


         This press release contains statements of a forward-looking nature relating to future events or future financial results of Predictive Systems. Investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, investors should specifically consider various factors that could cause actual events or results to differ materially from those indicated from such forward-looking statements, including the matters set forth in Predictive Systems' reports and other documents filed from time to time with the Securities and Exchange Commission.